Exhibit 99.1

SEE Reports Q3 2021 Results
Differentiating with SEE™ Touchless Automation™, Digital, and Sustainability

Net sales of $1.4 billion, up 14% as reported; up 13% constant currency
Net earnings of $108 million, down 18%; EPS of $0.71, down 16%
Adjusted EBITDA of $271 million, up 4%; Adjusted EPS of $0.86, up 5%
Cash flow from operations year to date of $378 million, down 8%
CHARLOTTE, N.C., November 2, 2021 – SEE (NYSE: SEE) today announced financial results for the third quarter 2021.
“We delivered strong sales and earnings despite significant inflationary pressures and widespread supply challenges.
Our SEE Operating Engine is performing - SEE Touchless Automation and sustainable solutions are generating customer demand, growth, and productivity.
We continue to make significant progress on our journey to world-class by investing in SEE Touchless Automation, Digital, and Sustainability,” said Ted Doheny, SEE’s President and CEO.

Unless otherwise stated, all results compare third quarter 2021 to third quarter 2020 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported. Year-over-year comparisons are also made on a constant dollar basis, which is a non-U.S. GAAP measure. Constant dollar refers to changes in net sales and earnings, including changes in unit volume and price performance, but excluding the impact of currency translation. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS") and Adjusted Tax Rate, exclude the impact of specified items ("Special Items"), such as restructuring charges, restructuring associated costs, gains and losses related to acquisition and divestiture of businesses, special tax items ("Tax Special Items") and certain infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

| 2415 Cascade Pointe Blvd. | Charlotte, NC 28208	1

Business Segment Highlights
Third quarter net sales in Food were $797 million, an increase of 13% as reported. Currency had a favorable impact of $6 million, or 1%. On a constant dollar basis, net sales increased $87 million, or 12%, with favorable price of nearly 7% and volume growth of 6%. Volume performance reflects improvement in food service and continued demand for automation. Adjusted EBITDA of $169 million, or 21.2% of net sales, increased 11% from $152 million, or 21.6% of net sales, in the prior year. The increase in Adjusted EBITDA was primarily attributable to higher volumes and productivity, offset by negative price/cost spread and other inflationary pressures.

Third quarter net sales in Protective were $609 million, an increase of 14% as reported. Currency had a favorable impact of $6 million, or 1%. On a constant dollar basis, net sales increased $71 million, or 13%, with favorable price of nearly 10% and volume growth of 4%. Continued demand in automation and industrial markets contributed to Protective's volume growth. Adjusted EBITDA decreased 5.5% to $103 million, or 16.9% of sales, as compared to $109 million, or 20.4% of net sales, in the prior year. Adjusted EBITDA margin performance was negatively impacted by inflationary pressures and global supply disruptions.
Third Quarter 2021 U.S. GAAP Summary
Net sales of $1.4 billion increased 14% as reported. Favorable currency impact contributed $12 million, or approximately 1%, to net sales growth, as compared to the prior year.
Net earnings in third quarter 2021 were $108 million, or $0.71 per diluted share, as compared to net earnings of $132 million, or $0.85 per diluted share, in the prior year. The decline is due to higher income tax expense and a $15 million pre-tax loss on the debt redemption of 4.875% senior notes due 2022.
Income tax expense was $47 million, resulting in an effective tax rate of 30.2%, in third quarter 2021. This compares to $17 million, or an effective tax rate of 11.7%, in the prior year, which included the benefit of U.S. global intangible low taxed income (GILTI) regulations issued in 2020.
Third Quarter 2021 Non-U.S. GAAP Summary
Net sales increased $157 million, or 13%, on a constant dollar basis. Price had a favorable impact of $97 million, or 8%, while volumes increased $60 million, or 5%. By region, constant dollar sales were higher, led by the Americas and EMEA with 14% and 13% growth, respectively. APAC was up 6%.
Adjusted EBITDA was $271 million, or 19.2% of net sales in third quarter 2021, as compared to $259 million, or 21.0%, in the prior year. Currency fluctuations had a favorable impact of $3 million, or 1%, in third quarter 2021. Adjusted EBITDA margin was negatively impacted by overall inflationary pressures including rising material and freight costs, partially offset by lower employee related expenses and a $5 million benefit related to an indirect tax recovery in Brazil.
The Adjusted tax rate was 24.9% in third quarter 2021, as compared to 20.6% in the prior year, which included the benefit of U.S. GILTI regulations issued in 2020.
Adjusted earnings per diluted share were $0.86 in third quarter 2021, as compared to $0.82 in the prior year. Adjusted EBITDA growth and a lower share count offset the higher tax expense.
Cash Flow and Net Debt
Cash flow provided by operating activities during the first nine months of 2021 was a source of $378 million, as compared to a source of $410 million during the prior year period.
Capital expenditures during the first nine months of 2021 were $155 million, as compared to $118 million during the prior year period. Free Cash Flow, defined as net cash provided by operating activities less capital expenditures, was a source of $223 million during the nine months ended September 30, 2021, as compared to a source of $292 million during the prior year period.
During the first nine months of 2021, the Company also repurchased $329 million, or 6.6 million shares, and paid cash dividends of $86 million.
In third quarter 2021, the Company issued $600 million 1.573% senior secured notes due 2026. The net proceeds from the offering were used to repurchase $339 million principal amount of the 4.875% senior notes

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due 2022 on September 30, 2021 pursuant to a tender offer, and to satisfy and discharge the remaining $86 million in principal amount on October 15, 2021. The net proceeds of the offering were also used to repay $175 million US dollar portion of the Term Loan A due 2023.
Total debt was $3.8 billion as of September 30, 2021 and December 31, 2020. Net Debt, defined as total debt less cash and cash equivalents, was $3.4 billion as of September 30, 2021, as compared to $3.2 billion as of December 31, 2020. As of September 30, 2021, SEE had approximately $1.5 billion of available liquidity, comprised of $394 million of cash and $1.14 billion of undrawn, committed credit facilities.
2021 Full Year Outlook
For the full year 2021, SEE expects net sales of approximately $5.5 billion, which represents an increase of approximately 12% as reported, or approximately 11% in constant currency. This compares to the Company's previous outlook of $5.4 billion to $5.5 billion.
The Company expects full year Adjusted EBITDA to be in the range of $1.12 billion to $1.14 billion. This compares to the previous Adjusted EBITDA outlook of $1.12 billion to $1.15 billion.
SEE expects full year Adjusted EPS to be in the range of $3.50 to $3.60, or a growth rate of 10% to 13%. The Adjusted EPS outlook is based on approximately 152.5 million weighted average shares outstanding and an Adjusted Tax Rate of approximately 26% for the full year. This compares to the previous Adjusted EPS outlook of $3.45 to $3.60.
The Company expects Free Cash Flow in 2021 to be in the range of $520 million to $540 million, compared to the previous cash flow outlook of $520 million to $570 million.
Conference Call Information
Sealed Air Corporation will host a conference call and webcast on Tuesday, November 2, 2021 at 10:00 a.m. (ET) to discuss our Third Quarter 2021 Results. The conference call will be webcast live on the Investors homepage at www.sealedair.com/investors. A replay of the webcast will also be available thereafter.
About SEE
Sealed Air (NYSE: SEE) is in business to protect, to solve critical packaging challenges, and to make our world better than we found it. Our automated packaging solutions systems create a safer, more resilient and less wasteful global food supply chain, enable e-commerce, and protect goods transported worldwide.
Our globally recognized brands include CRYOVAC® brand food packaging, SEALED AIR® brand protective packaging, AUTOBAG® brand automated systems, BUBBLE WRAP® brand packaging, and SEE™ Touchless Automation™ solutions.
SEE's Operating Model, along with our industry-leading expertise in materials, engineering and technology, create value through more sustainable, automated, and digitally connected packaging solutions.
We are leading the packaging industry to create a more environmentally, socially, and economically sustainable future and have pledged to design or advance 100% of our packaging materials to be recyclable or reusable by 2025, and a bolder goal to reach net-zero carbon emissions in our global operations by 2040. Our Global Impact Report highlights how we are shaping the future of the packaging industry. We are also committed to a diverse workforce and inclusive culture through our 2025 Diversity, Equity and Inclusion pledge.
SEE generated $4.9 billion in sales in 2020 and has approximately 16,500 employees who serve customers in 117 countries/territories. To learn more, visit sealedair.com.
Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and

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webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an "organic" and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Change in Net Sales by Region.” Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.
We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition, results of operations or cash flows. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.
The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, the effects of epidemics or pandemics, including the Coronavirus Disease 2019 (COVID-19), changes in energy costs, environmental matters, the success of our restructuring activities, the success of our merger, acquisition and equity investment strategies, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2020 Annual Report on Form 10-K), regulatory actions and legal

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matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.
Company Contacts

Investor Relations
Lori Chaitman
lori.chaitman@sealedair.com
516.458.4455

Media
Christina Griffin
christina.griffin@sealedair.com
704.430.5742

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The supplementary information included for 2021 in this press release on the current and subsequent pages is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Sealed Air Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In USD millions, except per share data)	2021	2020	2021	2020
Net sales	$1,406.7	$1,237.2	$4,002.3	$3,562.3
Cost of sales	1,003.0	832.7	2,796.8	2,377.4
Gross profit	403.7	404.5	1,205.5	1,184.9
Selling, general and administrative expenses	190.3	199.3	571.2	577.9
Amortization expense of intangible assets	9.7	9.7	29.1	28.0
Restructuring charges	2.4	1.0	4.5	11.7
Operating profit	201.3	194.5	600.7	567.3
Interest expense, net	(42.4)	(43.0)	(127.6)	(130.7)
Other (expense) income, net	(4.5)	(2.3)	(3.9)	4.7
Earnings before income tax provision	154.4	149.2	469.2	441.3
Income tax provision	46.6	17.4	147.0	94.7
Net earnings from continuing operations	107.8	131.8	322.2	346.6
(Loss) Gain on sale of discontinued operations, net of tax	(0.1)	2.2	3.7	14.1
Net earnings	$107.7	$134.0	$325.9	$360.7
Basic:
Continuing operations	$0.72	$0.85	$2.12	$2.23
Discontinued operations	—	0.01	0.03	0.09
Net earnings per common share - basic	$0.72	$0.86	$2.15	$2.32
Weighted average common shares outstanding - basic	149.9	155.5	151.8	155.2

Diluted:
Continuing operations	$0.71	$0.85	$2.10	$2.22
Discontinued operations	—	0.01	0.03	0.09
Net earnings per common share - diluted	$0.71	$0.86	$2.13	$2.31
Weighted average common shares outstanding - diluted	151.4	156.1	153.2	155.8

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Sealed Air Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In USD millions)	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$393.7	$548.7
Trade receivables, net	638.6	541.0
Income tax receivables	31.4	71.2
Other receivables	96.7	69.5
Inventories, net	741.0	596.7
Current assets held for sale	3.3	0.3
Prepaid expenses and other current assets	66.2	54.1
Total current assets	1,970.9	1,881.5
Property and equipment, net	1,208.8	1,189.7
Goodwill	2,213.3	2,222.6
Identifiable intangible assets, net	157.4	171.0
Deferred taxes	172.1	187.1
Non-current assets held for sale	0.3	—
Operating lease right-of-use-assets	68.4	76.1
Other non-current assets	368.6	355.8
Total assets	$6,159.8	$6,083.8
Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$0.4	$7.2
Current portion of long-term debt	487.8	22.3
Current portion of operating lease liabilities	23.0	24.3
Accounts payable	918.3	754.2
Current liabilities held for sale	0.5	—
Accrued restructuring costs	7.6	12.2
Income tax payable	24.2	19.9
Other current liabilities	463.6	527.3
Total current liabilities	1,925.4	1,367.4
Long-term debt, less current portion	3,315.4	3,731.4
Long-term operating lease liabilities, less current portion	47.7	53.2
Deferred taxes	39.2	31.0
Other non-current liabilities	704.4	728.3
Total liabilities	6,032.1	5,911.3

Stockholders’ equity:
Preferred stock	—	—
Common stock	23.2	23.2
Additional paid-in capital	2,113.0	2,093.0
Retained earnings	2,640.1	2,400.7
Common stock in treasury	(3,681.0)	(3,380.9)
Accumulated other comprehensive loss, net of taxes	(967.6)	(963.5)
Total stockholders’ equity	127.7	172.5
Total liabilities and stockholders’ equity	$6,159.8	$6,083.8

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Calculation of Net Debt
(Unaudited)

(In USD millions)	September 30, 2021	December 31, 2020
Short-term borrowings	$0.4	$7.2
Current portion of long-term debt	487.8	22.3
Long-term debt, less current portion	3,315.4	3,731.4
Total debt	3,803.6	3,760.9
Less: cash and cash equivalents	(393.7)	(548.7)
Non-U.S. GAAP Net Debt	$3,409.9	$3,212.2

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Sealed Air Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In USD millions)	2021	2020
Net earnings	$325.9	$360.7
Adjustments to reconcile net earnings to net cash provided by operating activities(1)	215.3	178.2
Changes in operating assets and liabilities:
Trade receivables, net	(117.2)	(35.2)
Inventories, net	(168.8)	(76.6)
Accounts payable	173.6	(14.9)
Customer advance payments	7.6	8.1
Income tax receivable/payable	44.4	47.8
Other assets and liabilities	(103.3)	(57.9)
Net cash provided by operating activities	$377.5	$410.2
Cash flows from investing activities:
Capital expenditures	(154.8)	(118.3)
Receipts associated with sale of business and property and equipment	1.1	7.3
Business acquired, net of cash acquired	(0.1)	1.5
Payments associated with debt, equity and equity method investments	(16.0)	—
Investment in marketable securities	—	13.9
Settlement of foreign currency forward contracts	7.8	(3.6)
Proceeds of Corporate Owned Life Insurance	7.7	—
Other investing activities	—	(1.9)
Net cash used in investing activities	$(154.3)	$(101.1)
Cash flows from financing activities:
Net payments of short-term borrowings	(6.7)	(98.5)
Proceeds from long-term debt	601.5	—
Payments of long-term debt	(522.6)	(2.8)
Payments of debt extinguishment costs	(13.3)	—
Dividends paid on common stock	(86.0)	(75.6)
Impact of tax withholding on share-based compensation	(14.8)	(11.5)
Repurchases of common stock	(329.5)	(20.0)
Principal payments related to financing leases	(7.8)	(8.7)
Net cash used in financing activities	$(379.2)	$(217.1)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$1.5	$(37.6)
Cash and cash equivalents	548.7	262.4
Restricted cash and cash equivalents	—	—
Balance, beginning of period	$548.7	$262.4
Net change during the period	$(154.5)	$54.4
Cash and cash equivalents (includes $0.5 in 2021 of cash classified as held for sale)	394.2	316.8
Restricted cash and cash equivalents	—	—
Balance, end of period	$394.2	$316.8

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$377.5	$410.2
Capital expenditures for property and equipment	(154.8)	(118.3)
Non-U.S. GAAP Free Cash Flow	$222.7	$291.9

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	Nine Months Ended September 30,
(In USD millions)	2021	2020
Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$137.8	$140.5
Income tax payments, net of cash refunds	$75.0	$53.0
Restructuring payments including associated costs	$16.4	$58.7
Non-cash items:
Transfers of shares of common stock from treasury for profit-sharing contributions	$28.0	$24.4

(1)    2021 adjustments primarily consist of depreciation and amortization of $136 million, share based compensation expense of $33 million, profit sharing expense of $17 million, loss on bond redemption of $15 million, and provision for inventory obsolesce of $8 million. 2020 adjustments primarily consist of depreciation and amortization of $130 million, share based compensation expense of $31 million, and profit sharing expense of $21 million.

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Sealed Air Corporation
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
(In USD millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings and diluted EPS from continuing operations	$107.8	$0.71	$131.8	$0.85	$322.2	$2.10	$346.6	$2.22
Special Items(1)	22.1	0.15	(4.7)	(0.03)	50.7	0.33	12.2	0.08
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS	$129.9	$0.86	$127.1	$0.82	$372.9	$2.43	$358.8	$2.30
Weighted average number of common shares outstanding - Diluted		151.4		156.1		153.2		155.8

(1)      Special Items include the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In USD millions, except per share data)	2021	2020	2021	2020
Special Items:
Restructuring charges	$2.4	$1.0	$4.5	$11.7
Other restructuring associated costs(i)	5.4	7.2	15.5	15.0
Foreign currency exchange loss due to highly inflationary economies	0.9	1.1	2.9	3.2
Loss on debt redemption and refinancing cost	14.7	—	14.7	—
Increase in fair value of equity investment	(6.6)	—	(6.6)	—
Charges related to acquisition and divestiture activity	0.8	1.0	1.9	5.1
Other Special Items	1.0	0.6	1.9	4.3
Pre-tax impact of Special Items	18.6	10.9	34.8	39.3
Tax impact of Special Items and Tax Special Items	3.5	(15.6)	15.9	(27.1)
Net impact of Special Items	$22.1	$(4.7)	$50.7	$12.2
Weighted average number of common shares outstanding - Diluted	151.4	156.1	153.2	155.8
Loss per share impact from Special Items	$(0.15)	$0.03	$(0.33)	$(0.08)

(i)    Restructuring associated costs for the three months ended September 30, 2021 primarily relate to fees paid to third-party consultants in support of the Reinvent SEE business transformation. Restructuring associated costs for the nine months ended September 30, 2021 also includes a one-time, non-cash cumulative translation adjustment (CTA) loss recognized due to the wind-up of one of our legal entities. Restructuring associated costs for the three and nine months ended September 30, 2020, primarily relate to fees paid to third-party consultants in support of the Reinvent SEE business transformation.

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The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In USD millions)	2021	2020	2021	2020
U.S. GAAP Earnings before income tax provision from continuing operations	$154.4	$149.2	$469.2	$441.3
Pre-tax impact of special items	18.6	10.9	34.8	39.3
Non-U.S. GAAP Adjusted Earnings before income tax provision	$173.0	$160.1	$504.0	$480.6

U.S. GAAP Income tax provision from continuing operations	$46.6	$17.4	$147.0	$94.7
Tax Special Items(1)	(7.5)	12.6	(23.0)	18.0
Tax impact of Special Items	4.0	3.0	7.1	9.1
Non-U.S. GAAP Adjusted Income tax provision	$43.1	$33.0	$131.1	$121.8

U.S. GAAP Effective income tax rate	30.2%	11.7%	31.3%	21.5%
Non-U.S. GAAP Adjusted income tax rate	24.9%	20.6%	26.0%	25.3%

(1)For the nine months ended September 30, 2021, Tax Special Items reflect legislative and administrative changes to enacted statues. For the nine months ended September 30, 2020, Tax Special Items reflect net benefits from audit settlements.

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Sealed Air Corporation
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended September 30,
(In USD millions)	Food		Protective		Total Company
2020 Net sales	$704.6	57.0%	$532.6	43.0%	$1,237.2	100.0%

Price	46.3	6.6%	50.7	9.5%	97.0	7.8%
Volume(1)	40.2	5.7%	20.1	3.8%	60.3	4.9%
Total constant dollar change (non-U.S. GAAP)(2)	86.5	12.3%	70.8	13.3%	157.3	12.7%
Foreign currency translation	6.3	0.9%	5.9	1.1%	12.2	1.0%
Total change (U.S. GAAP)	92.8	13.2%	76.7	14.4%	169.5	13.7%

2021 Net sales	$797.4	56.7%	$609.3	43.3%	$1,406.7	100.0%

	Nine Months Ended September 30,
(In USD millions)	Food		Protective		Total Company
2020 Net sales	$2,068.1	58.1%	$1,494.2	41.9%	$3,562.3	100.0%

Price	59.1	2.8%	75.9	5.1%	135.0	3.8%
Volume(1)	65.9	3.2%	155.6	10.4%	221.5	6.2%
Total constant dollar change (non-U.S. GAAP)(2)	125.0	6.0%	231.5	15.5%	356.5	10.0%
Foreign currency translation	43.2	2.1%	40.3	2.7%	83.5	2.4%
Total change (U.S. GAAP)	168.2	8.1%	271.8	18.2%	440.0	12.4%

2021 Net sales	$2,236.3	55.9%	$1,766.0	44.1%	$4,002.3	100.0%

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Components of Change in Net Sales by Region(3)
(Unaudited)

	Three Months Ended September 30,
(In USD millions)	Americas		EMEA		APAC		Total
2020 Net sales	$794.2	64.2%	$255.7	20.7%	$187.3	15.1%	$1,237.2	100.0%
Price	86.6	10.9%	9.3	3.6%	1.1	0.6%	97.0	7.8%
Volume(1)	24.7	3.1%	24.8	9.7%	10.8	5.8%	60.3	4.9%
Total constant dollar change (non-U.S. GAAP)(2)	111.3	14.0%	34.1	13.3%	11.9	6.4%	157.3	12.7%
Foreign currency translation	1.9	0.3%	5.2	2.1%	5.1	2.7%	12.2	1.0%
Total change (U.S. GAAP)	113.2	14.3%	39.3	15.4%	17.0	9.1%	169.5	13.7%

2021 Net sales	$907.4	64.5%	$295.0	21.0%	$204.3	14.5%	$1,406.7	100.0%

	Nine Months Ended September 30,
(In USD millions)	Americas		EMEA		APAC		Total
2020 Net sales	$2,301.7	64.6%	$741.1	20.8%	$519.5	14.6%	$3,562.3	100.0%

Price	120.4	5.2%	13.0	1.7%	1.6	0.3%	135.0	3.8%
Volume(1)	116.1	5.1%	75.5	10.2%	29.9	5.8%	221.5	6.2%
Total constant dollar change (non-U.S. GAAP)(2)	236.5	10.3%	88.5	11.9%	31.5	6.1%	356.5	10.0%
Foreign currency translation	(2.9)	(0.2)%	49.1	6.7%	37.3	7.1%	83.5	2.4%
Total change (U.S. GAAP)	233.6	10.1%	137.6	18.6%	68.8	13.2%	440.0	12.4%

2021 Net sales	$2,535.3	63.3%	$878.7	22.0%	$588.3	14.7%	$4,002.3	100.0%

(1)     Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(2)     Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.
(3)     As of January 1, 2021, we consolidated the reporting of the North America and South America geographic regions, which are now collectively presented as Americas. No changes were made to EMEA or APAC. This change has no impact on our prior period consolidated results and is only the aggregation of the previously bifurcated continents.

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Sealed Air Corporation
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In USD millions)	2021	2020	2021	2020
Adjusted EBITDA from continuing operations:
Food	$169.4	$152.4	$484.4	$477.8
Adjusted EBITDA Margin	21.2%	21.6%	21.7%	23.1%
Protective	102.7	108.7	319.9	293.0
Adjusted EBITDA Margin	16.9%	20.4%	18.1%	19.6%
Corporate	(1.5)	(1.8)	(2.4)	1.6
Non-U.S. GAAP Consolidated Adjusted EBITDA	$270.6	$259.3	$801.9	$772.4
Adjusted EBITDA Margin	19.2%	21.0%	20.0%	21.7%

	Three Months Ended September 30,		Nine Months Ended September 30,
(In USD millions)	2021	2020	2021	2020
U.S. GAAP Net earnings from continuing operations	$107.8	$131.8	$322.2	$346.6
Interest expense, net	42.4	43.0	127.6	130.7
Income tax provision	46.6	17.4	147.0	94.7
Depreciation and amortization(1)	55.2	56.2	170.3	161.1
Special Items:
Restructuring charges	2.4	1.0	4.5	11.7
Other restructuring associated costs	5.4	7.2	15.5	15.0
Foreign currency exchange loss due to highly inflationary economies	0.9	1.1	2.9	3.2
Loss on debt redemption and refinancing cost	14.7	—	14.7	—
Increase in fair value of equity investment	(6.6)	—	(6.6)	—
Charges related to acquisition and divestiture activity	0.8	1.0	1.9	5.1
Other Special Items	1.0	0.6	1.9	4.3
Pre-tax impact of Special items	18.6	10.9	34.8	39.3
Non-U.S. GAAP Consolidated Adjusted EBITDA	$270.6	$259.3	$801.9	$772.4

(1)Depreciation and amortization by segment are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In USD millions)	2021	2020	2021	2020
Food	$32.3	$31.7	$96.7	$90.9
Protective	22.9	24.5	73.6	70.2
Consolidated depreciation and amortization(i)	$55.2	$56.2	$170.3	$161.1

(i) Includes share-based incentive compensation of $10.6 million and $34.4 million for the three and nine months ended September 30, 2021, respectively, and $12.3 million and $31.3 million for the three and nine months ended September 30, 2020, respectively.

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